SUNPOWER CORPORATION

EXECUTIVE PERFORMANCE BONUS PLAN

SECTION 1:  BACKGROUND, PURPOSE

1.1	Effective Date. This Plan is effective as of April 26, 2018.

1.2
Purpose of the Plan. The Plan provides the framework under which the Company intendeds to increase stockholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company.

SECTION 2: DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1
“Actual Award” means, as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to eliminate, reduce, or otherwise modify the award otherwise determined by the Payout Formula.

2.2	“Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3
“Base Salary” means as to any Performance Period, the Participant’s earned salary during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans.

2.4	“Board” means the Board of Directors of the Company.

2.5
“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6	“Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan.

2.7	“Company” means SunPower Corporation, a Delaware corporation, or any successor thereto.

2.8	“Determination Date” means the last day of the Performance Period applicable to an award.

2.9	“Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.10
“Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan, who the Committee in its discretion designates as a member of the Company’s executive leadership team.

2.11	“Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.12	“Fiscal Year” means the fiscal year of the Company.

2.13	“Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.14
“Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.15
“Performance Period” means any Fiscal Year or such other period longer or shorter than a Fiscal Year but not shorter than a Fiscal Quarter or longer than three Fiscal Years, as determined by the Committee in its sole discretion.

2.16
“Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may be made subject to the attainment of performance goals for a specified period of time relating to one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group or index, in each case as specified by the Committee: (a) cash balance or cash flow, (b) earnings per share, (c) earnings before interest, taxes, depreciation, and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment shares, (q) cost per watt, (r) cost per kilowatt hour, (s) customer acquisition costs, (t) customer cost of energy, (u) cost management or process improvement, (v) net promoter score, (w) expense measures (including, but not limited to, overhead cost, research and development expenses and general and administrative expense), (x) economic value added, (y) watts produced, (z) watts shipped, (aa) watts per module, (bb) conversion efficiency, (cc) modules produced, (dd) modules shipped, (ee) production throughput rates, (ff) solar project velocity, (gg) solar project volume, (hh) production yields, (ii) solar projects developed (number or watts), (jj) solar projects financed (by value or watts), (kk) solar projects sold (by value or watts), (ll) operation or maintenance contracts signed or maintained (by value or watts), (mm) production expansion build and ramp times, (nn) module field performance, (oo) average sales price; (pp) budgeted expenses (operating and/or capital), (qq) inventory turns, (rr) accounts receivable levels, (ss) development of product, (tt) installation of product, (uu) research and development milestones, or (vv) any other criteria, as determined by the Committee in its discretion. The Committee may provide for the adjustment of  any evaluation of performance against the  Performance Goals to exclude any objective and measurable events, whether specified at the time the Performance Goals are established or thereafter, including but not limited to any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) acceleration of amortization of debt issuance costs, (vi) stock-based compensation charges, (vii) purchase-accounting related charges, including amortization of intangible purchased assets, acquired in-process research and development charges, and similar charges associated with purchase accounting, and (viii) the related tax effects associated with each of the adjustments listed in clauses (i) through (viii) above.

2.17	“Plan” means the SunPower Corporation Executive Performance Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

2.18
“Progress Payment” means a portion of the Target Award or Actual Award for which the Committee has determined in accordance with Section 3.6 has been earned by the Participant as of the end of the Progress Period based on achievement of the applicable Performance Goals and thereby may be paid to the Participant during the Performance Period.

2.19	“Progress Period” means a period shorter than and within the Performance Period for which a Progress Payment may be made.

2.20
“Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 3.3.

2.21
“Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement (occurring in accordance with the policies established by the Committee (in its discretion) from time to time, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

SECTION 3: SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1
Selection of Participants. The Committee, in its sole discretion, shall select the Employees who shall be Participants for any Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and shall be determined on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period.

3.2
Determination of Performance Goals. The Committee (or its designee described in Section 5.4), in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3
Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing. The Committee may also establish maximum award limits for a given Performance Period.

3.4
Determination of Payout Formula or Formulae. The Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. The Payout Formula may use one or more modifiers (each, a “Modifier”) to determine the Actual Award. The Payout Formula may contain a threshold level of performance below which no amount will be earned, and a maximum level of performance above which no additional compensation will be earned under this Plan.

3.5	Date for Determinations. The Committee shall make all determinations under Sections 3.1 through 3.4 promptly following the start of any Performance Period.

3.6
Determination of Actual Awards. After the end of each Performance Period or, to the extent Progress Payments will be made, after the end of the Progress Period, the Committee (or its designee described in 5.4) shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period or Progress Period, as applicable, were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified in writing by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate, reduce, or modify the Actual Award payable to any Participant from that which otherwise would be payable under the Payout Formula.

SECTION 4:  PAYMENT OF AWARDS

4.1
Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.  Generally, a Participant must be employed by the Company at the time of the payment of an Actual Award to be entitled to earn such Actual Award. However, the Committee retains the discretion to award a partial or full payment under this Plan if a Participant’s employment terminates prior to the payment date, and may condition such payment on the Participant’s execution of a binding release of claims and compliance with on-going obligations to the Company and its Affiliates.

4.2
Timing of Payment. The Company shall cause the payment of each Actual Award that is earned promptly following the end of the Performance Period or Progress Period, but in no event later than two and one-half month period required for compliance with Treasury Regulation Section 1.409A-1(b)(4).

4.3	Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4	Payment in the Event of Death. If a Participant dies, any amounts owed to him or her under this Plan will be paid to his or her estate.

SECTION 5:  ADMINISTRATION

5.1
Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) non-employee members of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. As of the Effective Date of the Plan, the Plan shall be administered by the Compensation Committee of the Board.

5.2
Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3
Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4
Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to another subcommittee of the Board.

SECTION 6: GENERAL PROVISIONS

6.1	Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes from any Actual Award, including any federal, state, local and other taxes.

6.2
No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3	Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4
Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5
Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6
Clawback. All amounts earned or payable under this Plan are subject to recoupment under any clawback policy adopted by the Company from time to time or required by applicable law or the rules of any applicable stock exchange.

6.7
Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8
Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

SECTION 7: AMENDMENT, TERMINATION AND DURATION

7.1
Amendment, Suspension or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant. No award may be granted during any period of suspension or after termination of the Plan.

7.2
Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8: LEGAL CONSTRUCTION

8.1
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2
Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3
Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4	Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

8.5	Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.